News Release

For Immediate Release

November 9, 2006

Federal Home Loan Bank of San Francisco Announces 2006 Board of Directors Election Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced the election of three directors to new terms on its board. The Bank's California members have elected incumbent directors James P. Giraldin and D. Tad Lowrey, and its Nevada members have elected J. Benson Porter, each for a three-year term beginning January 1, 2007, and ending December 31, 2009.

Mr. Giraldin is President and Chief Operating Officer of First Federal Bank of California, Santa Monica, California. Mr. Lowrey is a Vice President of Fullerton Community Bank, Fullerton, California. Mr. Porter is Executive Vice President of Washington Mutual Bank, Henderson, Nevada.

The Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank serves and is owned by commercial banks, credit unions, savings institutions, thrift and loan companies, and insurance companies headquartered in Arizona, California, and Nevada.

Contact
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com